EXHIBIT 4.2

             AMENDMENT NO. 1 TO DEPOSITARY AGREEMENT


     AMENDMENT NO. 1 TO DEPOSITARY AGREEMENT (the "Amendment") made as of this 22nd day of February, 1995 by and between American Real Estate Partners, L.P., a Delaware limited partnership (the
"Partnership"), and Registrar and Transfer Company, a New York corporation (the "Depositary").

     WHEREAS, the Partnership and American Property Investors, Inc., a Delaware corporation (the "Managing General Partner"), entered into a Depositary Agreement with the Depositary dated July 1, 1987 (the "Original Agreement") to appoint the Depositary to act as depositary of the Partnership in connection with its depositary units representing limited partner interests (the "Depositary Units") issued at the closing of an exchange offer on July 1, 1987; and

     WHEREAS, the Partnership proposes to distribute at no cost to holders of record as of the close of business on February 24, 1995 of Depositary Units one subscription right (each a "Right") for each seven Depositary Units held (the "Rights Offering"); and

     WHEREAS, each Right entitles the holder thereof to purchase, at any time prior to 5:00 p.m., New York City time, on March 30, 1995 (as such date may be extended by the Partnership) the following securities: (i) six Depositary Units and (ii) one 5% cumulative pay-in-kind redeemable preferred unit representing a limited partner interest; and


     WHEREAS, the Partnership and the Depositary desire to amend the Original Agreement to include the Depositary Units issued in connection with the Rights Offering and any future Depositary Units issued by the Partnership in the Original Agreement and to make certain other amendments; and

     WHEREAS, the parties hereto desire to amend the Original
Agreement to reflect the foregoing.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     Section 1. DEFINITIONS. Terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Original Agreement.

     Section 2.     AMENDMENTS.  The Original Agreement shall be
amended as follows:
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          A.   Section 2.1 of the Original Agreement is hereby
amended in its entirety as follows:

               2.1 DEPOSIT OF CERTIFICATES OF LIMITED PARTNER INTERESTS. Pursuant to Section 9.01 of the Partnership Agreement, and subject to the terms and conditions of this Agreement, on the date of any issuance of Depositary Units by the Partnership, the Managing General Partner shall deposit with the Depositary a Certificate or Certificates evidencing the aggregate whole number of Depositary Units so issued. Such deposit shall be accompanied by (a) written instructions containing the name, address, social security or taxpayer identification number and the number of Depositary Units to be issued to each investor in the Partnership, and (b) a written request that the Depositary execute and deliver to each such investor Depositary Receipts evidencing the Depositary Units, registered in the name of such investor, in accordance with such written instructions. Each investor shall thereupon be recognized by the Partnership as a Record Holder as of the closing date of such issuance of Depositary Units.

          B. Section 11.3(a) of the Original Agreement is hereby amended in its entirety as follows:

               (a) Any notice to be given hereunder shall be deemed to have been duly given if personally delivered or sent by telegram or telex, confirmed by letter, addressed to the party in the manner and at the address shown below, or at such address as the party has specified in a notice given in accordance with this
Section 11.3.

          To the Partnership:

               American Real Estate Partners, L.P.
               90 South Bedford Road
               Mt. Kisco, New York  10549
               Attn:  John P. Saldarelli

          To the Managing Partner:

               American Property Investors, Inc.
               90 South Bedford Road
               Mt. Kisco, New York  10549
               Attn:  John P. Saldarelli

          To the Depositary:

               Registrar and Transfer Company
               10 Commence Drive
               Cranford, New Jersey
               Attn:  Thomas L. Montrone
     Section 3. DOCUMENTS OTHERWISE UNCHANGED. Except as herein provided, the Original Agreement shall remain unchanged and in full force and effect, and each reference therein to the Agreement shall be a reference to the Original Agreement as amended

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hereby and as the same may be further amended, supplemented or otherwise modified and in effect from time to time.

     Section 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be identical and all of which, when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

     Section 5.     GOVERNING LAW.  This Amendment shall be
governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                         AMERICAN REAL ESTATE PARTNERS, L.P.

                         By:  American Property Investors, Inc.,
                              as General Partner

                              By: /s/John P. Saldarelli
                                  _____________________
                                  Name:  John P. Saldarelli
                                  Title: Treasurer


                         REGISTRAR AND TRANSFER COMPANY

                         By: /s/Thomas L. Montrone
                             ___________________________
                             Name:  Thomas L. Montrone
                             Title: President


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